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                                                                     EXHIBIT 5.1

                               October 26, 2001
Restoration Hardware, Inc.
15 Koch Road, Suite J
Corte Madera, California  94925


Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by Restoration Hardware, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about October 26, 2001 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of the Company's common stock, par value $0.0001 per share (the "Shares"), of which 1,000,000 shares are reserved for issuance pursuant to the Company's 1998 Stock Incentive Plan Amended and Restated on May 16, 2001 (the "Plan") and of which the remaining 1,000,000 shares are reserved for issuance outside of the Plan under a stock option program pursuant to which Notices of Grant of Stock Option and Stock Option Agreements have been executed, or will be executed, by and between the Company and certain of its personnel. As counsel to the Company, we have examined the proceedings taken or to be taken by the Company in connection with the registration of the Shares.

         It is our opinion that the Shares, when issued and sold in accordance with the Registration Statement and the related Prospectus(es), will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, any Prospectus contained therein, and any amendments or supplements thereto.

                                   Very truly yours,


                                      /s/ Morrison & Foerster LLP